United States
                   Securities and Exchange Commission
                         Washington, D.C. 20549


                                FORM 8-K


                             Current Report
                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


         April 4, 2003                          0-27237
  Date of Report                             Commission File
 (Date of earliest event reported)           Number


                     HAND BRAND DISTRIBUTION, INC.
         (Exact name of registrant as specified in its charter)

             Florida                        66-0622463
  (State or other jurisdiction of        (I.R.S. Employer
  incorporation or organization)          Identification
  incorporation or organization)          Number)


                         3930 Youngfield Street
                          Wheat Ridge CO 80033

                            (303)   463-6371
          (Registrant's telephone number, including area code)

  Item 1.        Changes in Control of Registrant

  Currently, the Board of Directors consists of only one Director and Officer. All other Directors have resigned and are no longer officers of the Company. The Sole Director is Antonio Milici, M.D., Ph.D.. The Company is currently reviewing resumes of outside Directors. The Company intends to operate with a minimum of five Directors.

  Item 2 and Item 3.  Acquisition or Disposition of Assets.

  On March 14, 2003, Hand Brand Distribution, Inc. (the "Company"), entered into a Mutual Release and Rescission of Contract ("Mutual Release") with six of the shareholders of GeneThera, Inc. ("GTI"). The partial delivery of Company shares which were issued under this Agreement have been returned to Hand Brand. This Mutual Release was entered into to correct and nullify several contractually incomplete attempts to create a wholly owned subsidiary and subsequent attempt to merge the Company with GTI. Commencing in January, 2002, the Company and GTI, along with six shareholders of GTI entered into Stock Purchase Agreements in an effort to acquire GTI as a subsidiary of the Company. An aggregate of 8,305,950 shares were to be issued to the GTI shareholders.

  Of the 8,305,950 common shares to be issued under the Stock Purchase Agreement none could be lawfully issued under Florida law as the Articles and Amendments have never provided for a sufficient number of authorized common shares. Currently, the Company has authorized common shares of 3,125,000. Until the Mutual Release was executed, the GTI shareholders agreed to accept shares of the Company's Common Stock following the effectiveness of the approval by the Company's shareholders to increase the number of authorized shares of Common Stock.

  On May 20, 2002, all the members of the Board of Directors recommended an increase in the authorized shares, reincorporation within the State of Delaware, adoption of a Stock Incentive Plan, approval of the FHNI stock sale, and approval of a $30,000,000 Private Credit Line Facility Agreement. Because the actions adopted required shareholder approval, the Company filed a 14-C but never conducted a special meeting of the shareholders as described in the Schedule 14-C information. Simultaneous with the execution of the Mutual Release and Rescission Contract dated March 28, 2003, the current Board did rescind the action of the previous Board to change the corporate name from Hand Brand Distribution, Inc., to GeneThera, Inc., to increase the authorized capital stock from 100,000 shares of Common Stock, 0.001 par value per share, and authorizing 20,000,000 shares of "blank check" preferred stock, rescinding the reincorporation from Florida to Delaware, rescinding the adoption of the 2002 Hand Brand Stock Incentive Plan, rescinding the approval of the sale of FHNI, and rescinding the 30,000,000 Private Equity Line of Credit Facility Agreement.

  Because the entity, GTI, had been operated and accounted for as a subsidiary in both the 10-K and Quarterly Reports, the Board of Directors determined that it is in the best interest of the Company to obtain an interest in GTI by the issuance of Hand Brand shares for a partial ownership of GTI in which is commonly referred to as a reverse acquisition. A Reverse Acquisition Agreement was executed simultaneously with the Mutual Release and Rescission of Contract on March 28, 2003. Under the terms of the negotiations, one million (1,000,000) common shares would be issued from the authorized shares to acquire 51% of the ownership of GTI. There currently are no further discussions, contracts, or negotiations contemplated at this time to acquire the remaining 49% of GTI.

  Item 5.        Other Events and Regulation FD Disclosure.


  Effective April 3, 2003, the Board of Directors cancelled all previous actions of the Board amending the Articles of Incorporation to change the name from "Hand Brand Distribution, Inc." to "GeneThera, Inc.", and increasing the authorized capital stock to 100,000,000 shares of common stock, $0.001 par value per share, and authorizing 20,000,000 "blank check" preferred stock, $0.001 par value per share; reincorporating from Florida to Delaware; adopting the 2002 Hand Brand (GeneThera) Stock Incentive Plan; approving the sale of Family Health News, Inc., and ratifying a $30,000,000 Private Equity Line of Credit Facility Agreement.



                               SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

  Dated:   April 3, 2003        HAND BRAND DISTRIBUTION, INC.


                                By: /s/ Tony Milici, M.D., Ph.D.
                                    Tony Milici, M.D., Ph.D.
                                    Chief Executive Officer